Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) REPORTS FULL YEAR 2004 RESULTS

ROCKVILLE, MD. — March 31, 2005:  Bresler & Reiner, Inc. reported net income of $4,419,000 or $0.81 per common share on operating revenues of $78,258,000 for the year ended December 31, 2004.  For the comparable period in 2003, the Company reported net income of $9,581,000 or $1.75 per common share on operating revenues of $31,298,000.

Net income per common share for both 2004 and 2003 reflect a 2-for-1 stock split which was effected in the form of a stock dividend in September 2004.

Funds from operations were $15,953,000 for the year ended December 31, 2004, versus $9,753,000 for 2003, an increase of 63.6%.  Funds from operations is defined by the Company as net income computed in accordance with GAAP, excluding gains and losses, net of tax, on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

The following table reflects the reconciliation of net income to funds from operations (in thousands):

	For the year ended December 31,
	2004	2003
Net income	$4,419	$9,581
Add: Depreciation and amortization including Company’s share of unconsolidated real estate joint ventures	12,659	7,301
Add: Income tax expense from property sales	749	4,753
Less: Gain on sale of properties	(1,874)	(11,882)
Funds from operations	$15,953	$9,753

Mr. Sidney M. Bresler, Chief Executive Officer, stated that the increase in operating revenues and funds from operations are primarily attributed to sales of residential lots and condominium units in 2004, along with the operating results of fourteen commercial office buildings acquired in 2004 and a full year of operating results of a commercial office building and two residential apartment complexes acquired in 2003.  Mr. Bresler further stated that the decrease in net income is primarily attributed to a $7,129,000 gain, net of taxes, recorded in 2003 relating to the sale of a commercial office building and of 95% of the Company’s interest in a residential apartment complex.

About the Company:

Bresler & Reiner, Inc. owns and develops land and residential, commercial and hospitality properties, principally in the Washington, DC; Philadelphia, Pennsylvania; Baltimore, Maryland; Ocean City, Maryland; Orlando, Florida and Tampa, Florida metropolitan areas.

Supplemental Information:

SEC Filings (Forms 8-K, 10-Q and 10-K) are available at www.breslerandreiner.com or may be requested in e-mail or hard copy formats.

For additional information, contact:

Sidney M. Bresler, CEO

Bresler & Reiner, Inc.

11140 Rockville Pike

Suite 620

Rockville, MD  20852

(301) 945-4300

This press release may contain forward-looking statements that are based on current estimates, expectations, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs and management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or “would be,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: our exposure to the credit risks of our tenants; our ability to recruit and retain key personnel; adverse changes in the local or general economy and market conditions; our ability to obtain necessary governmental permits and approvals; our ability to complete development projects in a timely manner and within budget; our ability to sustain occupancy levels at our properties; our ability to secure tenants for the residential and commercial properties that we develop; changes in the interest rate environment which will affect our ability to obtain mortgage financing on acceptable terms; our exposure to interest rate risk on our variable-rate debt; future litigation; and changes in environmental health and safety laws.

BRESLER & REINER, INC.

SUPPLEMENTAL FINANCIAL SUMMARY

	Year Ended December 31,
	2004	2003

Total operating revenues	$78,258,000	$31,298,000

Total operating expenses	$61,956,000	$25,695,000

Income before income taxes and discontinued operations	$4,166,000	$1,295,000

(Provision) benefit for income taxes	(928,000)	537,000

Income from continuing operations	3,238,000	1,832,000

Income from discontinued operations, net of tax	1,181,000	7,749,000

Net income	$4,419,000	$9,581,000

Earnings per share of common stock (basic and diluted)	$0.81	$1.75

Weighted average number of common shares outstanding	5,477,212	5,477,212